Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

 News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Dawn Benchelt, Investor Relations Director	Joel Cunningham, Media Relations
(630) 218-7364	(630) 218-8000 x4897
benchelt@inlandrealestate.com	cunningham@inlandgroup.com

Inland Real Estate Corporation

Issues Shares of 8.125% Series A

Cumulative Redeemable Preferred Stock

OAK BROOK, Ill. (October 7, 2011) – Inland Real Estate Corporation (NYSE: IRC) today announced that on October 6, 2011, it issued 2,000,000 shares of its 8.125% Series A Cumulative Redeemable Preferred Stock (Series A Preferred Stock) at a public offering price of $25.00 per share, for net proceeds of approximately $48.4 million, after deducting the underwriting discount but before expenses.  The Company offered and sold the shares pursuant to an effective registration statement under the Securities Act of 1933.

The Series A Preferred Stock has been approved for listing on the New York Stock Exchange under the symbol “IRCPrA,” and admission to trading is expected to occur on October 10, 2011.

Wells Fargo Securities and BofA Merrill Lynch acted as joint book-running managers for the offering. BMO Capital Markets and KeyBanc Capital Markets acted as senior co-managers for the offering, and Deutsche Bank Securities, Janney Montgomery Scott and Macquarie Capital acted as co-managers for the offering.

The offering was made solely by means of a prospectus supplement and accompanying prospectus filed with the Securities and Exchange Commission. Copies of the prospectus supplement and the accompanying prospectus may be obtained for free at the Securities and Exchange Commission’s website at http://www.sec.gov or by calling Wells Fargo Securities toll-free at 1-800-326-5897 or BofA Merrill Lynch toll-free at 1-800-294-1322.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Inland Real Estate Corporation

Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust that owns and operates neighborhood, community, power and lifestyle retail centers and single tenant properties.  As of June 30, 2011, the Company owned interests in 163 investment properties, including 29 owned through its unconsolidated joint ventures, which properties are located primarily in the Midwestern United States.  Additional information on Inland Real Estate Corporation is available at http://www.inlandrealestate.com.

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995.These forward-looking statements are not historical facts but are the intent, belief or current expectations of our management based on their knowledge and understanding of the business and industry, the economy and other future conditions. These statements are not guarantees of future performance, and investors should not place undue reliance on forward-looking statements. Actual results may differ materially from those expressed or forecasted in the forward-looking statements herein due to numerous risks and uncertainties. See ‘‘Risk Factors’’ beginning on page S-10 of the prospectus supplement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K for a more complete discussion of these risks and uncertainties.  We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

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